Exhibit 10.1

EXECUTION COPY

SENIOR SECURED TERM LOAN AGREEMENT

dated as of

September 2, 2010

among

SOLAR CAPITAL LTD.,

The LENDERS Party Hereto,

and

ING CAPITAL LLC,
 as Administrative Agent

$35,000,000
_________________

i

SCHEDULE I	–	Commitments
SCHEDULE II	–	Material Agreements and Liens
SCHEDULE III	–	Litigation
SCHEDULE IV	–	Investments
SCHEDULE V	–	Transactions with Affiliates
SCHEDULE VI	–	Moody’s Industry Classification Group List
SCHEDULE VII	–	Approved Dealers and Approved Pricing Services
SCHEDULE 3.12(a)	–	Subsidiaries

EXHIBIT A	–	Form of Assignment and Assumption
EXHIBIT B	–	Form of Guarantee and Security Agreement
EXHIBIT C	–	Form of Borrowing Base Certificate

SENIOR SECURED TERM LOAN AGREEMENT dated as of September 2, 2010, among SOLAR CAPITAL LTD., a Maryland corporation, the LENDERS party hereto from time to time and ING CAPITAL LLC, as Administrative Agent and Initial Lender.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.     Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Borrowing Base” means the Borrowing Base minus the aggregate amount of Cash and Cash Equivalents included in the Portfolio Investments held by the Obligors.

“Adjusted Covered Debt Balance” means, on any date, the aggregate Covered Debt Amount on such date minus the aggregate amount of Cash and Cash Equivalents included in the Portfolio Investments held by the Obligors (excluding any cash held by the Revolving Credit Agent pursuant to Section 2.05(k) of the Revolving Credit Facility).

“Adjusted LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means ING, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” has the meaning assigned to such term in Section 5.13(c).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by the Borrower in the ordinary course of business.

“Affiliate Agreements” means, collectively, (a) the Investment Advisory and Management Agreement dated as of March 6, 2007, between the Borrower and Solar Capital Partners, LLC, (b) the Administration Agreement dated as of March 6, 2007, between the Borrower and Solar Capital Management, LLC, and (c) the Trademark License Agreement dated as of March 6, 2007, between the Borrower and Solar Capital Partners, LLC.

“Agreed Foreign Currency” has the meaning set forth in the Revolving Credit Facility.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1% and (c) the LIBO Rate for loans with an Interest Period of one (1) month in effect on such date plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Margin” means for Loans outstanding at any time (i) 2.25% per annum in the case of ABR Loans and (ii) 3.25% per annum (if any) in the case of Eurocurrency Loans.

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate outstanding Loans of all Lenders represented by such Lender’s Loans.

“Approved Dealer” means (a) in the case of any Portfolio Investment that is not a U.S. Government Security, a bank or broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof, (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities and (c) in the case of any foreign Portfolio Investment, any foreign broker-dealer of internationally recognized standing or an Affiliate thereof, in the case of each of clauses (a), (b) and (c) above, as set forth on Schedule VII or any other bank or broker-dealer acceptable to the Administrative Agent in its reasonable determination.

“Approved Electronic Communication” means each Communication that any Obligor is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Obligor to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any Borrowing Request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.08(a), (b), (c) or (d) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 9.01(b).

“Approved Fund” means, with respect to any Lender that is a fund that invests in bank loans and similar commercial extensions of credit, any other fund that invests in bank loans and similar commercial extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Approved Pricing Service” means a pricing or quotation service as set forth on Schedule VII or any other pricing or quotation service approved by the Directing Body and designated in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the Directing Body that such pricing or quotation service has been approved by the Borrower).

“Approved Third-Party Appraiser” means any Independent third-party appraisal firm designated by the Borrower in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the Board of Directors of the Borrower that such firm has been approved by the Borrower for purposes of assisting the Board of Directors in making valuations of portfolio assets to determine the Borrower’s compliance with the applicable provisions of the Investment Company Act).  It is understood and agreed that, so long as the same are Independent third-party appraisal firms approved by the Board of Directors of the Borrower, Duff & Phelps, Valuation Research, Murray Devine, Houlihan Lokey and Goldsmith Agio Lazard shall be deemed to be Approved Third-Party Appraisers.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the Value of total assets of the Borrower and its Subsidiaries, less all liabilities (other than Indebtedness, including Indebtedness hereunder) of the Borrower and its Subsidiaries, to (b) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Solar Capital Ltd., a Maryland corporation.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Base” has the meaning assigned to such term in Section 5.13(a).

“Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit C and appropriately completed.

“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Request” means a request by the Borrower for a Loan in accordance with Section 2.03.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet or statement of assets and liabilities, as applicable, of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” means any immediately available funds in Dollars or in any currency other than Dollars which is a freely convertible currency.

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a)           U.S. Government Securities, in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A 1 from S&P and at least P 1 from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of the jurisdiction or any constituent jurisdiction thereof of any Agreed Foreign Currency, provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A 1 from S&P and at least P 1 from Moody’s; and

(d)           fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) a bank or broker-dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A 1 from S&P and at least P 1 from Moody’s, provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities or repurchase agreements) shall not include any such investment of more than 10% of total assets of the Obligors in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars or an Agreed Foreign Currency.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than Solar Capital Partners, LLC, Magnetar Financial LLC, the Managing Member or any of their respective Affiliates, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither (y) nominated by the requisite members of the Board of Directors of the Borrower nor (z) appointed by a majority of the directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than Solar Capital Partners, LLC, the Managing Member, Magnetar Financial LLC or any of their respective Affiliates.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b)), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Collateral Agent” means Citibank, N.A. in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent thereunder.

“Collateral and Guarantee Requirement” means, at any time and with respect to any Obligor, the requirement that:

(a)           the Administrative Agent shall have received from such Obligor either (i) a counterpart of the Guarantee and Security Agreement duly executed and delivered on behalf of such Obligor or (ii) in the case of any Person that becomes an Obligor after the Effective Date, a supplement to the Guarantee and Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Obligor;

(b)           all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded with respect to such Obligor to create the Liens intended to be created by the Guarantee and Security Agreement on the property of such Obligor and perfect such Liens to the extent required by, and with the priority required by, the Guarantee and Security Agreement, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(c)           such Obligor shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder; and

(d)           within 30 days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties (as defined in the Guarantee and Security Agreement), of counsel for the Obligors reasonably acceptable to the Administrative Agent as to such matters set forth in this definition as the Administrative Agent may reasonably request with respect to such Obligor (excluding, in any event, as to the priority of any Liens).

“Commitments” means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower in the aggregate amount set forth opposite the name of such Lender on Schedule I hereto.  The initial aggregate amount of the Commitments is $35,000,000.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Obligor or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Debt Amount” means, on any date, the sum of (x) the aggregate outstanding Loans of all Lenders on such date plus (y) the aggregate amount of Other Covered Indebtedness on such date minus (z) any Revolving Credit Exposures fully cash collateralized on such date pursuant to Section 2.05(k) of the Revolving Credit Facility.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Directing Body” means the Borrower’s Board of Directors.

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule III.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Sections 4.01 and 4.02 are satisfied (or waived in accordance with Section 9.02).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Title IV of ERISA); (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in reorganization or in endangered critical status within the meaning of Section 305 or Title IV of ERISA.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.14(e), except to the extent, other than in a case of failure to comply with Section 2.14(e), that such Foreign Lender’s (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter dated as of September 2, 2010, entered into between ING Capital LLC and Solar Capital, Ltd.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financing Subsidiary” means a direct or indirect Subsidiary of the Borrower to which any Obligor sells, conveys or otherwise transfers (whether directly or indirectly) Portfolio Investments, which engages in no material activities other than in connection with the purchase or financing of such assets and which is designated by the Borrower (as provided below) as a Financing Subsidiary,

(a)           no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof,

(b)           with which no Obligor has any material contract, agreement, arrangement or understanding other than on terms no less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables, and

(c)           to which no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions.  Each Subsidiary of a Financing Subsidiary shall be deemed to be a Financing Subsidiary and shall comply with the foregoing requirements of this definition.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America, the American Institute of Certified Public Accountants Accounting Guide for Investment Companies or Article 6 of Regulation S-X under the Securities Act.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Security Agreement” means an Amended and Restated Guarantee and Security Agreement in the form of Exhibit B, between the Borrower, Solar Capital Luxembourg I S.à r.l., the Revolving Credit Agent, each holder (or a representative or trustee therefor) from time to time of any Secured Longer-Term Indebtedness (including ING), and the Collateral Agent (which, for clarity, shall include the Joinder Agreement and any supplements to the Guarantee and Security Agreement previously executed and delivered), as the same shall be modified and supplemented and in effect from time to time.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement between the Collateral Agent and an entity that, pursuant to Section 5.08, is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Administrative Agent shall request, consistent with the requirements of Section 5.08).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Independent” when used with respect to any specified Person means that such Person (a) does not have any direct financial interest or any material indirect financial interest in the Borrower or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) and (b) is not connected with the Borrower or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

“Industry Classification Group” means (a) any of the Moody’s classification groups set forth in Schedule VI hereto, together with any such classification groups that may be subsequently established by Moody’s and provided by the Borrower to the Lenders, and (b) up to three additional industry group classifications established by the Borrower pursuant to Section 5.12.

“ING” means ING Capital LLC.

“Initial Lender” means ING.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.

“Interest Period” means, for any Eurocurrency Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Investment” means, for any Person:  (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Policies” means the investment objectives, policies, restrictions and limitations set forth in the Registration Statement on Form N-2 with respect to 5,000,000 shares of common stock of the Borrower as filed with the SEC effective February 9, 2010, including any amendments, changes, supplements or modifications to such investment objectives, policies, restrictions and limitations; provided that any amendment, change, supplement or modification thereto that (a) is, or could reasonably be expected to be, materially adverse to the Lenders and (b) was effected without the prior written consent of the Administrative Agent (which consent shall be deemed given with the approval of the Required Drag-Along Lenders) shall be deemed excluded from the definition of “Investment Policies” for purposes of this Agreement.

“Lenders” means the Initial Lender and each other institution that becomes a lender hereunder.

“LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing, the rate appearing on the Reuters Screen LIBOR01 at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate at which deposits denominated in US Dollars are offered to leading banks in the London interbank market with a maturity comparable to such Interest Period.  In the event that such rate is not available as described above for any reason, then the LIBO Rate for such Interest Period shall be the rate at which deposits in the amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, except in favor of the issuer thereof.

“Loan Documents” means, collectively, this Agreement and the Security Documents.

“Loans” means the term loans made by the Lenders to the Borrower pursuant to this Agreement.

“Management Agreement” means the Investment Advisory Management Agreement dated as of March 6, 2007 between the Borrower and Solar Capital Partners, LLC.

“Managing Member” means the managing member on January 27, 2010 of Solar Capital, LLC.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X.

“Material Adverse Change” has the meaning assigned to such term in Section 3.04(b).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Portfolio Investments and other assets, liabilities and financial condition of the Borrower taken as a whole (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions or values of the Borrower’s Portfolio Investments), or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Maturity Date” means the third anniversary of the Effective Date.

“Material Indebtedness” means (a) Indebtedness (other than the Loans and Hedging Agreements) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000 and (b) obligations in respect of one or more Hedging Agreements under which the maximum aggregate amount (giving effect to any netting agreements) that the Borrower and the Subsidiaries would be required to pay if such Hedging Agreement(s) were terminated at such time would exceed $25,000,000.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Obligor” means, collectively, the Borrower and the Subsidiary Guarantors.

“Other Covered Indebtedness” means, collectively, all Indebtedness under the Revolving Credit Facility (including, for clarity, all LC Exposure under (and as defined) therein), Other Secured Longer-Term Indebtedness, Secured Shorter-Term Indebtedness and Unsecured Shorter-Term Indebtedness.

“Other Permitted Indebtedness” means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of the Borrower’s business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of the Borrower’s business in connection with its purchasing of securities, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Borrower’s Investment Policies, provided that such Indebtedness does not arise in connection with the purchase of Portfolio Investments other than Cash Equivalents and U.S. Government Securities, and (c) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII.

“Other Secured Longer-Term Indebtedness” means Secured Longer-Term Indebtedness other than Indebtedness under this Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Permitted Directing Body-Approved Affiliate Transaction” means any transaction between the Borrower or any of its Subsidiaries, on the one hand, and any Affiliate of the Borrower, on the other hand (including any amendment, modification, supplement or waiver of an Affiliate Agreement), that (a) has been approved by the Directing Body (which shall mean the approval of a majority of the independent directors of the Board of Directors of the Borrower) and (b) has been consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Permitted Liens” means (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money); (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; (f) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII; (g) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities and other similar obligations; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and (i) Liens incurred in connection with any Hedging Agreement entered into with a Revolving Lender (or an Affiliate of a Revolving Lender) in the ordinary course of business and not for speculative purposes.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Portfolio Investment” means any Investment held by the Obligors in their asset portfolio (and solely for purposes of determining the Borrowing Base, Cash).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by ING as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, commencing on the first such day to occur following the Effective Date.

“Register” has the meaning set forth in Section 9.04.

“Regulations D, T, U and X” means, respectively, Regulations D, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Drag-Along Lenders” means, at any time, the Lenders and/or the Revolving Lenders, as applicable, holding (i) Revolving Credit Exposure and unused Commitments (in each case as defined in the Revolving Credit Facility) under the Revolving Credit Facility, and (ii) outstanding Loans, representing more than 50% of the sum of (x) the sum of the total Revolving Credit Exposure and unused Commitments (in each case as defined in the Revolving Credit Facility) at such time and (y) the sum of the total outstanding Loans (as defined in this Agreement) at such time.

“Required Lenders” means the Lenders having Loans representing more than 50% of the sum of the total outstanding Loans at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash,  securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower.

“Revolving Commitments” means the “Commitments” as defined in the Revolving Credit Facility.

“Revolving Credit Agent” means the “Administrative Agent” as defined in the Revolving Credit Facility.

“Revolving Credit Exposure” has the meaning set forth in the Revolving Credit Facility.

“Revolving Credit Facility” means (i) the Amended and Restated Senior Secured Revolving Credit Agreement dated as of January 27, 2010 (the “Existing Credit Agreement”) among the Borrower, the lenders party thereto and Citibank, N.A., as administrative agent and (ii) any extension, refinancing or replacement in whole of the Existing Credit Agreement provided that (x) any such refinancing or replacement is incurred pursuant to documentation containing other terms (including interest, amortization, covenants and events of default) that are no more restrictive in any material respect upon the Borrower and its Subsidiaries than those set forth in this Agreement and is not secured by any assets of any Obligor other than pursuant to the Security Documents and the holders of which have agreed, in a manner satisfactory to the Administrative Agent and the Collateral Agent, to be bound by the provisions of the Security Documents, and (y) the aggregate Indebtedness thereunder, when taken together with other then-outstanding Indebtedness, does not exceed the amount required to comply with the provisions of Section 6.07(b) and does not exceed the Borrowing Base.

“Revolving Lenders” means the “Lenders” as defined under the Revolving Credit Facility.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., a New York corporation, or any successor thereto.

“SEC” means the Securities and Exchange Commission.

“Secured Longer-Term Indebtedness” means, as at any date, Indebtedness of the Borrower (which may be Guaranteed by Subsidiary Guarantors) that (a) has no amortization prior to, and a final maturity date not earlier than, the Maturity Date, (b) is incurred pursuant to documentation containing other terms (including interest, amortization, covenants and events of default) that are no more restrictive in any material respect upon the Borrower and its Subsidiaries than those set forth in this Agreement and (c) is not secured by any assets of any Obligor other than pursuant to the Security Documents and the holders of which have agreed, in a manner satisfactory to the Administrative Agent and the Collateral Agent, to be bound by the provisions of the Security Documents.

“Secured Shorter-Term Indebtedness” means, collectively, (a) any Indebtedness of the Borrower or any Subsidiary (other than Indebtedness under the Revolving Credit Facility) that is secured by any assets of any Obligor and that does not constitute Secured Longer-Term Indebtedness and (b) any Indebtedness that is designated as “Secured Shorter-Term Indebtedness” pursuant to Section 6.11(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means, collectively, the Guarantee and Security Agreement, all Uniform Commercial Code financing statements filed with respect to the security interests in personal property created pursuant to the Guarantee and Security Agreement and all other assignments, pledge agreements, security agreements, control agreements and other instruments executed and delivered on or after the date hereof by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations under and as defined in the Guarantee and Security Agreement.

“Senior Notes” means the Borrower’s 8.75% senior unsecured notes due 2014.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity or net assets, as applicable, for the Borrower and its Subsidiaries at such date.

“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest, provided that (a) such Lien was created to secure Indebtedness owing by such issuer to such creditors, (b) such Indebtedness was (i) in existence at the time the Obligors acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors and (c) unless such Equity Interest is not intended to be included in the Collateral, the documentation creating or governing such Lien does not prohibit the inclusion of such Equity Interest in the Collateral.

“Standard Securitization Undertakings” means, collectively, (a) customary arm’s-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectibility of the assets sold or the creditworthiness of the associated account debtors or loan obligors) and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in accounts receivable or loan securitizations.

“Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D).  Such reserve percentages shall include those imposed pursuant to Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by the Borrower in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary that is a Guarantor under the Guarantee and Security Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unsecured Longer-Term Indebtedness” means (a) the Senior Notes and (b) any other Indebtedness of the Borrower (which may be Guaranteed by Subsidiary Guarantors) that (i) has no amortization prior to, and a final maturity date not earlier than, the Maturity Date, (ii) is incurred pursuant to documentation containing other terms (including amortization, covenants and events of default, but excluding interest), in each case, no more restrictive in any material respect upon the Borrower and its Subsidiaries than those set forth in this Agreement and (iii) is not secured by any assets of any Obligor.

“Unsecured Shorter-Term Indebtedness” means, collectively, (a) any Indebtedness of the Borrower or any Subsidiary that is not secured by any assets of any Obligor and that does not constitute Unsecured Longer-Term Indebtedness and (b) any Indebtedness that is designated as “Unsecured Shorter-Term Indebtedness” pursuant to Section 6.11(a).

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“Value” has the meaning assigned to such term in Section 5.13.

“Wholly-Owned Domestic Subsidiary” means, in respect of the Borrower, any Subsidiary organized under the laws of a jurisdiction within the United States of America, all of the securities or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or, in the case of a partnership, 100% of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, by the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.     Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03.     Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II

THE TERM LOANS

SECTION 2.01.     Agreement to Make Loans.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower on the Effective Date in a principal amount equal to its Commitment.  Amounts prepaid or repaid in respect of any Loans may not be reborrowed.

SECTION 2.02.     Reserved.

SECTION 2.03.     Request for Loans.

(a)     Notice by the Borrower.  The Borrower shall notify the Administrative Agent of its request for the Loans (i) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the Effective Date or (ii) in the case of an ABR Borrowing, not later than 2:00 pm., New York City time, on the Effective Date.  The Borrowing Request shall be irrevocable and shall be in writing in a form approved by the Administrative Agent and signed by the Borrower.

(b)     Content of Borrowing Request.  The Borrowing Request shall specify the following information:

(i)      the aggregate amount of the requested Borrowing;

(ii)     the date of such Borrowing, which shall be a Business Day;

(iii)     whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)     in the case of a Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)     the location and number of the Borrower’s account to which funds are to be disbursed.

(c)     Notice by the Administrative Agent to the Lenders.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise the Lender of the details thereof and of the amount of the Lender’s Loan.

(d)     Failure to Elect.  If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be a Eurocurrency Borrowing having an Interest Period of three months.  If a Eurocurrency Borrowing is requested but no Interest Period is specified, the requested Borrowing shall be a Eurocurrency Borrowing having an Interest Period of three months.

SECTION 2.04.     Funding of Loans.  Each Lender shall make each Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 4:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the Borrowing Request.

SECTION 2.05.     Interest Elections.

(a)     Elections by the Borrower for Borrowings.  Subject to Section 2.03(d), the Loans constituting each Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting such portion shall not be considered a separate Borrowing.  All Loans shall be denominated in Dollars.  Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.  Each Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $1,000,000.

(b)     Notice of Elections.  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but no later than the close of business on the date of such request) by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)     Content of Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.05(a):

(i)     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.05(f).

(d)     Notice by the Administrative Agent to the Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise the applicable Lender of the details thereof.

(e)     Failure to Elect; Events of Default.  If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurocurrency Borrowing having an Interest Period of three months.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing no outstanding Eurocurrency Borrowing may have an Interest Period of more than three month’s duration.

(f)     Limitation on Interest Periods.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or elect to convert to or continue as a Eurocurrency Borrowing) any Borrowing if the Interest Period requested therefore would end after the Maturity Date.

SECTION 2.06.     Termination of Commitments on Effective Date.  Unless previously terminated, the Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date.

SECTION 2.07.     Repayment of Loans; Evidence of Debt.

(a)     Repayment.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Loans on the Maturity Date.

(b)     Manner of Payment.  Prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 12:00 noon, New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings.  If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest Interest Period to be repaid first).  Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c)     Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)     Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e)     Effect of Entries.  The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)     Promissory Notes.  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08.     Prepayment of Loans.

(a)     Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)     Mandatory Prepayments due to Borrowing Base Deficiency.  In the event that at any time any Borrowing Base Deficiency shall exist, the Borrower shall prepay the Loans or reduce Other Covered Indebtedness (or provide cover for Letters of Credit as contemplated by Section 5.01(k) of the Revolving Credit Facility) (among such components thereof determined by the Borrower) in such amounts as shall be necessary so that such Borrowing Base Deficiency is immediately cured; provided that (i) the aggregate amount of such prepayment of Loans shall be at least equal to the Loans’ ratable share of the aggregate prepayment and reduction of Other Covered Indebtedness (or provision of cover for Letters of Credit as contemplated by Section 5.01(k) of the Revolving Credit Facility), and (ii) if, within five Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency (and/or at such other times as the Borrower has knowledge of such Borrowing Base Deficiency), the Borrower shall present the Administrative Agent a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), then such prepayment or reduction shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period.

(c)     Mandatory Prepayments due to Non-Approved Change in Investment Policies.  In the event that at any time the Borrower or any of its Subsidiaries shall amend, change, supplement or otherwise modify the Investment Policies in any manner that is, or that could reasonably be expected to be, materially adverse to the Lenders in any respect (and, for the avoidance of doubt, without the Borrower or such Subsidiary having obtained the consent referred to in clause (b) of the proviso to the definition of Investment Policies), the Borrower shall prepay the Loans then outstanding in full, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder; provided that, no prepayment shall be required to the extent such amendment, change, supplement or modification is mandated by provisions of the Investment Company Act applicable to the Borrower and its Subsidiaries.

(d)     Mandatory Prepayments due to Certain Prepayments under Revolving Credit Facility.  In the event that, at any time that a Default or Event of Default shall have occurred and be continuing, the Borrower or any of its Subsidiaries (other than Financing Subsidiaries) shall purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, the Revolving Credit Facility (except for regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required thereof pursuant to the terms of the Revolving Credit Facility) the Borrower shall concurrently prepay the Loans in a ratable amount.

(e)     Notices, Etc.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable, provided that such notice may state that it is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the affected Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.05(a), except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing under this Agreement shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and shall be made in the manner specified in Section 2.07(b).

(f)     Prepayment Premium.  Upon any optional prepayment of Loans the Borrower shall pay to the holders of such Loans a prepayment premium in respect of the principal amount of such Loans so prepaid in an amount equal to 1% of such principal amount for any prepayment made on or before the first anniversary of the Effective Date.  No prepayment premium shall be required pursuant to this paragraph in respect of any prepayment of such Loans made on or after such first anniversary.  No such prepayment premium will be payable in connection with any prepayment made in accordance with Sections 2.08(b) or (c).

SECTION 2.09.     Fees.

(a)     Upfront Fees.  The Borrower agrees to pay to the Administrative Agent on the Effective Date for the benefit of each Lender an upfront fee in the amounts and in the times set forth in the Fee Letter.

(b)     Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter.

(c)     Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, in the case of upfront fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances absent obvious error.

SECTION 2.10.     Interest.

(a)     ABR Loans.  The Loan constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)     Eurocurrency Loans.  The Loan constituting each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the related Interest Period for such Borrowing plus the Applicable Margin.

(c)     Default Interest.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)     Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e)     Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11.     Alternate Rate of Interest.  If prior to the commencement of the Interest Period for any Eurocurrency Borrowing:

(a)     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)     the Administrative Agent is advised by the Required Lenders of such Borrowing that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the affected Lender by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing, (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12.     Increased Costs.

(a)     Increased Costs Generally.  If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)     impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender in Dollars such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)     Capital Requirements.  If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), by an amount deemed to be material by such Lender, then from time to time the Borrower will pay to such Lender in Dollars such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)     Certificates from Lenders.  A certificate of a Lender setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)     Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13.     Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.16(b) of any Eurocurrency Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding in any event, loss of anticipated profits).  In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of

(i)     the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over

(ii)     the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated from other banks in the eurocurrency market at the commencement of such period.

Payment under this Section shall be made upon request of a Lender delivered not later than five Business Days following the payment, conversion, or failure to borrow, convert, continue or prepay that gives rise to a claim under this Section accompanied by a certificate of such Lender setting forth the amount or amounts that such Lender is entitled to receive pursuant to this Section, which certificate shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14.     Taxes.

(a)     Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)     Payment of Other Taxes by the Borrower.  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)     Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender for, and within 15 Business Days after written demand therefor, pay the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability setting forth in reasonable detail the basis and computation of such amount delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)     Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)     Foreign Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law, if requested by the Borrower or the Administrative Agent, as will permit such payments to be made without withholding or at a reduced rate of withholding.

In addition, any Foreign Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Foreign Lender is subject to backup withholding or information reporting requirements.

In addition, upon reasonable request of the Borrower or the Administrative Agent, each Foreign Lender shall deliver such forms promptly upon the expiration or invalidity of any form previously delivered by such Foreign Lender, provided it is legally able to do so at the time.

(f)     Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or any Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or any Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or any Lender in the event the Administrative Agent or any Lender or an is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns or its books or records (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.15.     [Reserved].

SECTION 2.16.     Mitigation Obligations; Replacement of Lenders.

(a)     Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any cost or expense not required to be reimbursed by the Borrower and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     Replacement of Lenders.  If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, or if any Lender does not consent to any proposed amendment, supplement or modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders, each of the Lenders affected thereby or Lenders holding not less than two-thirds of the outstanding Borrowings (so long as the consent of the Required Lenders has been obtained), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.17.     Payments Generally; Pro Rata Treatment; Sharing of Set offs.

(a)     Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.12, 2.13 or 2.14, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03, which shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All amounts owing under this Agreement (including payments required under Section 2.12 and Section 2.13) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars.

(b)     Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)     Pro Rata Treatment.  Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders  according to the amounts of their respective Commitments or their respective Loans (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d)     Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)     Presumptions of Payment.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f)     Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04 or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18.     Most Favored Lender

.  If at any time any Other Secured Longer-Term Indebtedness or Secured Shorter-Term Indebtedness of the Borrower, in the determination of the Required Lenders and the Administrative Agent, has the benefit of any provision that is not provided for in this Agreement or is materially more favorable to the holders of such Other Secured Longer Term Indebtedness or Secured Shorter-Term Indebtedness, and such provision relates to the Collateral or the maintenance of financial covenants (other than any financial covenant directly related to the incurrence of debt), then upon request by the Required Drag-Along Lenders and the Administrative Agent delivered to the Borrower, the parties shall promptly amend this Agreement and/or the other Loan Documents, as applicable, to modify such existing provision or incorporate such new provision; provided, that any amendment under this Section 2.18 that modifies an existing financial covenant or incorporates a new financial covenant, as the case may be, shall be effective beginning with the measurement period immediately following the measurement period in which such amendment is executed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.     Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of the Borrower or such Subsidiary, as applicable.

SECTION 3.02.     Authorization; Enforceability.  The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action and, if required, by all necessary shareholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03.     Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the limited liability company operating agreement, charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 3.04.     Financial Condition; No Material Adverse Change.

(a) Financial Statements.  The Borrower has heretofore delivered to the Lenders the audited consolidated statement of assets and liabilities and statements of operations, changes in net assets and cash flows of Solar Capital LLC and its Subsidiaries as of and for the fiscal year ending on December 31, 2009; such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Solar Capital LLC and its Subsidiaries as of such date in accordance with GAAP.

(b) No Material Adverse Change.  Since December 31, 2009, there has not been any event, development or circumstance (herein, a “Material Adverse Change”) that has had or could reasonably be expected to have a material adverse effect on (i) the business, Portfolio Investments and other assets, liabilities and financial condition of the Borrower taken as a whole (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions or values of the Borrower’s Portfolio Investments), or (ii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

SECTION 3.05.     Litigation.

(a)     Actions, Suits and Proceedings.  There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, it adversely determined could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)     Disclosed Matters.  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.06.     Compliance with Laws and Agreements.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is subject to any contract or other arrangement, the performance of which by the Borrower could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07.     Taxes

.  Each of the Borrower and its Subsidiaries has timely filed or caused to be timely filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.     ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09.     Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.10.     Investment Company Act; Margin Regulations.

(a)     Status as Business Development Company.  From and after the Effective Date, the Borrower represents and warrants that it is a company that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.

(b)     Compliance with Investment Company Act.  The business and other activities of the Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents do not result in a violation or breach in any material respect of the applicable provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder.

(c)     Investment Policies.  The Borrower is in compliance with its Investment Policies, except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(d)     Use of Credit.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 3.11.     Material Agreements and Liens.

(a)     Material Agreements.  Part A of Schedule II is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the date hereof, and the aggregate principal or face amount outstanding or that is, or may become, outstanding under each such arrangement is correctly described in Part A of Schedule II.

(b)     Liens.  Part B of Schedule II is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof covering any property of the Borrower or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of Schedule II.

SECTION 3.12.     Subsidiaries and Investments.

(a)     Subsidiaries.  The Borrower has no Subsidiaries as of the date hereof other than those set forth on Schedule 3.12(a).

(b)     Investments.  Set forth in Schedule IV is a complete and correct list of all Investments (other than Investments of the types referred to in clauses (b), (c) and (d) of Section 6.04) held by the Borrower or any of its Subsidiaries in any Person on the date hereof and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment.  Except as disclosed in Schedule IV, as of the Effective Date each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents), all such Investments.

SECTION 3.13.     Properties.

(a)     Title Generally.  Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)     Intellectual Property.  Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.14.     Affiliate Agreements.  As of the date hereof, the Borrower has heretofore delivered to each of the Lenders true and complete copies of each of the Affiliate Agreements (including and schedules and exhibits thereto, and any amendments, supplements or waivers executed and delivered thereunder).  As of the date of hereof, each of the Affiliate Agreements is in full force and effect.

ARTICLE IV

CONDITIONS

SECTION 4.01.     Documentary Conditions.  The effectiveness of this Agreement and of the obligations of the Initial Lender to make its Loans hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to the Initial Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02):

(a)     Executed Counterparts.  From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b)     Opinion of Counsel to the Borrower.  A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Milbank, Tweed, Hadley & McCloy LLP, New York counsel for the Borrower; (ii) Sutherland Asbill & Brennan LLP, special Investment Company Act counsel for the Borrower; (iii) Venable LLP, special Maryland counsel for the Borrower; and (iv) AMMC Law, special Luxembourg counsel for Solar Capital Luxembourg I S.à r.l., in each case in form and substance reasonably acceptable to the Administrative Agent (and the Borrower hereby instructs such counsel to deliver such opinions to the Lenders and the Administrative Agent).

(c)     Corporate Documents.  Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)     Officer’s Certificates.  (i) A certificate, dated the Effective Date and signed by an authorized representative of the Borrower, confirming compliance with the conditions set forth in the lettered clauses (a) through (c) of the first sentence of Section 4.02; and (ii) a certificate, dated the Effective Date and signed by an authorized representative of Solar Capital Luxembourg I S.à r.l. in form reasonably acceptable to the Administrative Agent.

(e)     Liens.  Results of a recent lien search in each relevant jurisdiction with respect to the Borrower, revealing no liens on any of the assets of the Borrower or its Subsidiaries except for liens permitted under Section 6.02 or liens to be discharged on or prior to the Effective Date pursuant to documentation satisfactory to the Administrative Agent.

(f)     Collateral and Guarantee Requirement.  Clauses (b) and (c) of the Collateral and Guarantee Requirement shall have been satisfied with respect to each Person which is to be an Obligor on the Effective Date.

(g)     Joinder Agreement to the Guarantee and Security Agreement.  The Administrative Agent, the Collateral Agent, and the Borrower shall have executed and delivered to the Collateral Agent a joinder agreement to the Guarantee and Security Agreement, and the Borrower shall effectively designate the debt under this Agreement as Designated Indebtedness (as defined in the Guarantee and Security Agreement) and such designation shall be acknowledged by the Collateral Agent.

(h)     Financial Reports.  The Initial Lender shall have received audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2009.

(i)     Borrowing Base Certificate.  The Initial Lender shall have received a copy of the Company’s Borrowing Base Certificate most recently delivered under the Revolving Credit Facility.

(j)     Security Documents.  The Administrative Agent shall have received copies of all Security Documents.

(k)     Other Documents.  Such other documents as the Administrative Agent or the Initial Lender may reasonably request.

SECTION 4.02.     Additional Conditions.  The obligation of each Lender to make its Loans is additionally subject to the satisfaction of the following conditions:

(a)     the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all respects on and as of the Effective Date;

(b)     at the time of and immediately after giving effect to such Loan, no Default shall have occurred and be continuing; and

(c)     either (i) the aggregate Covered Debt Amount (after giving effect to such extension of credit) shall not exceed the Borrowing Base reflected on the Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 4.01(i) or (ii) the Borrower shall have delivered an updated Borrowing Base Certificate demonstrating that the Covered Debt Amount (after giving effect to such extension of credit) shall not exceed the Borrowing Base after giving effect to such extension of credit as well as any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans or Other Covered Indebtedness.

The Borrowing of the Loans on the Effective Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

The effectiveness of this Agreement and of the obligation of the Initial Lender to make its Loans hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to the Initial Lender or the Administrative Agent in connection herewith, including such fees as are set forth in the Fee Letter and the reasonable and documented fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, special New York counsel to ING, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

ARTICLE V

AFFIRMATIVE COVENANTS

Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.     Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)     within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, changes in net assets and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that, the requirements set forth in this clause (a) may be fulfilled by providing to the Administrative Agent and the Lenders the report of the Borrower to the SEC on Form 10-K for the applicable fiscal year;

(b)     within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, changes in net assets and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the statement of assets and liabilities, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that, the requirements set forth in this clause (b) may be fulfilled by providing to the Lenders the report of the Borrower to the SEC on Form 10-Q for the applicable quarterly period;

(c)     concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether the Borrower has knowledge that a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.02, 6.04, 6.05 and 6.07 and (iii) stating whether any material change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the date of the most recent audited financial statements delivered pursuant to Section 5.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)     as soon as available and in any event not later than the last Business Day of the calendar month following each monthly accounting period (ending on the last day of each calendar month) of the Borrower and its Subsidiaries, a Borrowing Base Certificate as at the last day of such accounting period;

(e)     promptly but no later than five Business Days after the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency, a Borrowing Base Certificate as at the date the Borrower has knowledge of such Borrowing Base Deficiency indicating the amount of the Borrowing Base Deficiency as at the date the Borrower obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency as of the date not earlier than one Business Day prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph;

(f)     promptly upon receipt thereof, copies of all significant reports submitted by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the management or Board of Directors of the Borrower;

(g)     promptly following any request therefore, copies of (i) any documents described in Section 101(k) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Plan or Multiemployer Plan;

(h)     promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(i)     within five Business Days of any amendment, supplementation or modification of the Management Agreement, notice of such amendment, supplementation or modification; and

(j)     promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.     Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)     the occurrence of any Default;

(b)     the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)     the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)     any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.     Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.     Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities and material contractual obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.     Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.     Books and Records; Inspection and Audit Rights.

(a)     Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep, or cause to be kept, books of record and account in accordance with GAAP.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times as requested, provided that the Borrower or such Subsidiary shall be entitled to have its representatives and advisors present during any inspection of its books and records provided further that, so long as no Default has occurred and is continuing, the inspection rights set forth in this Section 5.06(a) may only be exercised once per calendar quarter.

(b)     Audit Rights.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct evaluations and appraisals of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base, all at such reasonable times as requested, provided that, so long as no Default has occurred and is continuing, the audit rights set forth in this Section 5.06(b) may only be exercised once per calendar quarter.  The Borrower shall pay the reasonable fees and expenses of any representatives retained by the Administrative Agent to conduct any such evaluation or appraisal; provided that the Borrower shall not be required to pay such fees and expenses for more than one such evaluation or appraisal during any calendar year unless an Event of Default has occurred and is continuing at the time of any subsequent evaluation or appraisal during such calendar year.  The Borrower also agrees to modify or adjust the computation of the Borrowing Base to the extent required by the Administrative Agent or the Required Lenders as a result of any such evaluation or appraisal, provided that if the Borrower demonstrates that such evaluation or appraisal is incorrect, the Borrower shall be permitted to re-adjust its computation of the Borrowing Base.

SECTION 5.07.     Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Without limiting the generality of the foregoing, the Borrower will, and will cause its Subsidiaries to, conduct its business and other activities in compliance in all material respects with the applicable provisions of the Investment Company Act (including, without limiting the foregoing, Section 18(a)(1)(A) and any applicable “asset coverage” maintenance requirement) and any applicable rules, regulations or orders issued by the SEC thereunder.

SECTION 5.08.     Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)     New Subsidiaries.  In the event that the Borrower shall form or acquire any new Wholly-Owned Domestic Subsidiary (other than a Financing Subsidiary) or shall designate any other Subsidiary (other than a Financing Subsidiary) as a Subsidiary Guarantor, the Borrower will cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary.

(b)     Further Assurances.  The Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement.  Without limiting the generality of the foregoing, the Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent (i) to create, in favor of the Collateral Agent for the benefit of the Lenders, the Revolving Lenders (and any affiliate of the Revolving Lenders that is a party to any Hedging Agreement entered into with the Borrower) and the holders of any Other Secured Longer-Term Indebtedness, perfected security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents and (ii) to cause any bank or securities intermediary (within the meaning of the Uniform Commercial Code) to enter into such arrangements with the Collateral Agent as shall be appropriate in order that the Collateral Agent has “control” over each bank account or securities account of the Obligors, and in that connection, the Borrower agrees to cause all cash and other proceeds of Portfolio Investments received by any Obligor to be promptly deposited into such an account (or otherwise delivered to, or registered in the name of, the Collateral Agent) and, until such deposit, delivery or registration, such cash and other proceeds shall be held in trust by the Borrower for and as the property of the Collateral Agent and shall not be commingled with any other funds or property of the Borrower.

SECTION 5.09.     Use of Proceeds.  The Borrower will use the proceeds of the Loans only for general corporate purposes of the Borrower in the ordinary course of business, including the acquisition and funding (either directly or through one or more wholly-owned Subsidiaries) of secured and unsecured leveraged loans, mezzanine loans, high-yield securities, convertible securities, preferred stock, common stock and other Portfolio Investments; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.  No part of the proceeds of any Loan will be used in violation of applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.  Margin Stock shall be purchased by the Obligors only with the proceeds of Indebtedness not directly or indirectly secured by Margin Stock, or with the proceeds of equity capital of the Borrower.  Notwithstanding anything in this Agreement to the contrary, no part of the proceeds of any Loan will be used to purchase, redeem, retire or otherwise acquire for value, or be set apart for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or used to make any voluntary payment or prepayment of the principal of or interest on, or the refinancing of, the Senior Notes.

SECTION 5.10.     Status of RIC and BDC.  From and after the Effective Date, the Borrower shall (i) maintain its status as a RIC under the Code, and (ii) maintain its status as a “business development company” under the Investment Company Act.

SECTION 5.11.     Investment Policies.  The Borrower shall at all times be in compliance with its Investment Policies, except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.12.     Portfolio Valuation and Diversification, Etc.

(a)     Industry Classification Groups.  For purposes of this Agreement, the Borrower shall in its reasonable determination assign each Portfolio Investment to an Industry Classification Group.  To the extent that any Portfolio Investment is not correlated with the risks of other Portfolio Investments in an Industry Classification Group established by Moody’s, such Portfolio Investment may be assigned by the Borrower to the Industry Classification Group that is most closely correlated to such Portfolio Investment.  In the absence of any correlation, the Borrower shall be permitted, upon notice to the Administrative Agent and each Lender to create up to three additional industry classification groups for purposes of this Agreement.

(b)     Portfolio Valuation, Etc.

(i)  Settlement Date Basis.  Solely for purposes of determining the Borrowing Base, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled); provided that no such investment shall be included as a Portfolio Investment to the extent that it has not been paid for in full.

(ii)     Determination of Values.  The Borrower will conduct reviews of the value to be assigned to each of its Portfolio Investment as follows:

(A)  Quoted Investments – External Review.  With respect to Portfolio Investments (including Cash Equivalents) for which market quotations are readily available, the Borrower shall, not less frequently than once each calendar week, determine the market value of such Portfolio Investments which shall, in each case, be determined in accordance with one of the following methodologies (as selected by the Borrower):

(w)           in the case of public and 144A securities, the average of the mean prices as determined by two Approved Dealers selected by the Borrower,

(x)           in the case of bank loans, the mean price as determined by one Approved Dealer selected by the Borrower,

(y)           in the case of any Portfolio Investment traded on an exchange, the closing price for such Portfolio Investment most recently posted on such exchange, and

(z)           in the case of any other Portfolio Investment, the fair market value thereof as determined by an Approved Pricing Service; and

(B)  Unquoted Investments – External Review.  With respect to Portfolio Investments for which market quotations are not readily available, the Borrower shall request an Approved Third-Party Appraiser to assist the Board of Directors of the Borrower in determining the fair market value of such Portfolio Investments, as at the last day of each fiscal quarter; provided that, the Value of any such Portfolio Investment (i.e. a Portfolio Investment for which market quotations are not readily available) acquired during a fiscal quarter shall be deemed to be equal to the cost of such Portfolio Investment until such time as the fair market value of such Portfolio Investment is determined in accordance with the foregoing provisions of this sub-clause (B) as at the last day of such fiscal quarter;

(C) Internal Review.  The Borrower shall conduct internal reviews of all Portfolio Investments at least once each calendar week which shall take into account any events of which the Borrower has knowledge that adversely affect the value of the Portfolio Investments.  If the value of any Portfolio Investment as most recently determined by the Borrower pursuant to this Section 5.12(b)(ii)(C) is lower than the value of such Portfolio Investment as most recently determined pursuant to Section 5.12(b)(ii)(A) and (B), such lower value shall be deemed to be the “Value” of such Portfolio Investment for purposes hereof;

(D) Failure to Determine Values.  If the Borrower shall fail to determine the value of any Portfolio Investment for which market quotation(s) are not readily available as at any date pursuant to the requirements of the foregoing sub-clauses (A) or (B), then the “Value” of such Portfolio Investment as at such date shall be deemed to be zero.

(c) Investment Company Diversification Requirements.  From and after the Effective Date, the Borrower will, and will cause its Subsidiaries (other than Financing Subsidiaries that are exempt from the Investment Company Act) at all times to, subject to applicable grace periods set forth in the Code, comply with the portfolio diversification and similar requirements set forth in the Code applicable to RIC’s.

SECTION 5.13. Calculation of Borrowing Base.  (a) For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the Advance Rates of the Value of each Portfolio Investment (excluding any cash held by the Revolving Credit Agent pursuant to Section 2.05(k) of the Revolving Credit Facility), provided that:

(i) the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a consolidated group of corporations or other entities, in accordance with GAAP, that exceeds 10% of Shareholders’ Equity of the Borrower (which, for purposes of this calculation shall exclude the aggregate amount of investments in, and advances to, Financing Subsidiaries) shall be 50% of the Advance Rate otherwise applicable;

(ii) the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a consolidated group of corporations or other entities, in accordance with GAAP, exceeding 20% of Shareholders’ Equity of the Borrower (which, for purposes of this calculation shall exclude the aggregate amount of investments in, and advances to, Financing Subsidiaries) shall be 0%;

(iii) the portion of the Borrowing Base attributable to Performing Non-Cash Pay High Yield Securities, Performing Non-Cash Pay Mezzanine Investments, common equity and warrants shall not exceed 25% of the Covered Debt Amount (the “Covered Debt Limit”) and the Borrowing Base shall be reduced to the extent such portion would otherwise exceed 25% of the Covered Debt Amount;

(iv) the Advance Rate applicable to that portion of the aggregate Value of Portfolio Investments attributable to Performing Non-Cash Pay High Yield Securities and Performing Non-Cash Pay Mezzanine Investments that exceeds $50,000,000 shall be 0%;

(v) the Advance Rate applicable to that portion of the aggregate Value of Portfolio Investments attributable to Unquoted Common Equity that exceeds 10% of the Covered Debt Amount shall be 0%; and

(vi) the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments in any single Industry Classification Group that exceeds 20% of Shareholders’ Equity of the Borrower (which for purposes of this calculation shall exclude the aggregate amount of investments in, and advances to, Financing Subsidiaries) shall be 0%; provided that, with respect to the Portfolio Investments in a single Industry Classification Group from time to time designated by the Borrower to the Administrative Agent, such 20% figure shall be increased to 30% and, accordingly, only to the extent that the Value for such single Industry Classification Group exceeds 30% of the Shareholders’ Equity shall the Advance Rate applicable to such excess Value be 0%.

(b) No Portfolio Investment may be included in the Borrowing Base until such time as such Portfolio Investment has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein.

(c) As used herein, the following terms have the following meanings:

“Advance Rate” means, as to any Portfolio Investment and subject to adjustment as provided in Section 5.13(a)(i), (ii), (iii) and (iv), the following percentages with respect to such Portfolio Investment:

Portfolio Investment	Quoted	Unquoted
Cash, Cash Equivalents and Short-Term U.S. Government Securities	100%	n.a.
Long-Term U.S. Government Securities	95%	n.a.
Performing First Lien Bank Loans	75%	65%
Performing Second Lien Bank Loans	65%	55%
Performing Cash Pay High Yield Securities	50%	40%
Performing Cash Pay Mezzanine Investments	50%	40%
Performing Non-Cash Pay High Yield Securities	40%	30%
Performing Non-Cash Pay Mezzanine Investments	40%	30%
Performing Common Equity	40%	25%

“Bank Loans” means debt obligations (including, without limitation, term loans, revolving loans, debtor-in-possession financings, the funded and unfunded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans and senior subordinated loans) which are generally under a syndicated loan or credit facility.

“Capital Stock” of any Person means any and all shares of corporate stock (however designated) of, and any and all other equity interests and participations representing ownership interests (including membership interests and limited liability company interests) in, such Person; provided, however, that trust certificates, preference shares, unrated subordinated notes, combination notes and other residual or equity interests of a Person whose primary business is investing in and/or purchasing loans or other financial assets shall not be considered “Capital Stock” to the extent that such Person finances the purchase of or investment in such loans or financial assets through the issuance of debt securities.

“Cash” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Cash Equivalents” has the meaning assigned to such term in Section 1.01 of this Agreement.

“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“High Yield Securities” means debt Securities and Preferred Stock, in each case (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) and (c) that are not Cash Equivalents, Mezzanine Investments or Bank Loans.

“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than one month from the applicable date of determination.

“Mezzanine Investments” means debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)) and Preferred Stock in each case (a) issued by public or private issuers, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same issuer.

“Performing” means (a) with respect to any Portfolio Investment that is debt, the issuer of such Portfolio Investment is not in default of any payment obligations in respect thereof, after the expiration of any applicable grace period and (b) with respect to any Portfolio Investment that is Preferred Stock, the issuer of such Portfolio Investment has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace period.

“Performing Cash Pay High Yield Securities” means High Yield Securities (a) as to which, at the time of determination, not less than 50% of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash and (b) which are Performing.

“Performing Cash Pay Mezzanine Investments” means Mezzanine Investments (a) as to which, at the time of determination, not less than 50% of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash and (b) which are Performing.

“Performing Common Equity” means Capital Stock (other than Preferred Stock) and warrants of an issuer all of whose outstanding debt is Performing.

“Performing First Lien Bank Loans” means First Lien Bank Loans which are Performing.

“Performing Non-Cash Pay High Yield Securities” means Performing High Yield Securities other than Performing Cash Pay High Yield Securities.

“Performing Non-Cash Pay Mezzanine Investments” means Performing Mezzanine Investments other than Performing Cash Pay Mezzanine Investments.

“Performing Second Lien Bank Loans” means Second Lien Bank Loans which are Performing.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Capital Stock of such Person, and shall include, without limitation, cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred Capital Stock.

“Second Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a second lien and second priority perfected security interest on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within one month of the applicable date of determination.

“Unquoted Common Equity” means Capital Stock (other than Preferred Stock) the value of which is determined pursuant to Section 5.12(b)(ii)(B) for Borrowing Base purposes.

“U.S. Government Securities” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Value” means, with respect to any Portfolio Investment, the value as determined pursuant to Section 5.12(b)(ii).

ARTICLE VI

NEGATIVE COVENANTS

Until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness.  The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder and under the Revolving Credit Facility;

(b) Other Secured Longer-Term Indebtedness and Unsecured Longer-Term Indebtedness in an aggregate amount that (i) taken together with other then-outstanding Indebtedness, does not exceed the amount required to comply with the provisions of Section 6.07(b) and (ii) in the case of Other Secured Longer-Term Indebtedness, taken together with Indebtedness permitted under clauses (a) and (g) of this Section 6.01 does not exceed the Borrowing Base;

(c) Other Permitted Indebtedness;

(d) Indebtedness of Financing Subsidiaries;

(e) repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(f) obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;

(g) Secured Shorter-Term Indebtedness and Unsecured Shorter-Term Indebtedness in an aggregate amount (determined at the time of the incurrence of such Indebtedness) not exceeding 5% of Shareholders’ Equity and that (i) taken together with other then-outstanding Indebtedness, does not exceed the amount required to comply with the provisions of Section 6.07(b) and (ii) taken together with Indebtedness permitted under clause (a), and Secured Longer-Term Indebtedness permitted under clause (b), of this Section 6.01, does not exceed the Borrowing Base;

(h) obligations (including Guarantees) in respect of Standard Securitization Undertakings; and

(i) Indebtedness of Solar Capital Luxembourg I S.à.r.l. under the Second Amended and Restated Credit Facility Loan Agreement and under the Total Return Swap Transaction, each dated as of July 15, 2007, between the Borrower and Solar Capital Luxembourg I S.à.r.l.

SECTION 6.02. Liens.  The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) any Lien on any property or asset of the Borrower existing on the date hereof and set forth in Part B of Schedule II, provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b) Liens created pursuant to the Security Documents;

(c) Liens securing obligations of Financing Subsidiaries;

(d) Liens on Special Equity Interests included in the Portfolio Investments of the Borrower but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests” in Section 1.01;

(e) Liens securing Indebtedness or other obligations in an aggregate principal amount not exceeding $50,000,000 at any one time outstanding (which may cover Portfolio Investments, but only to the extent released from the Lien in favor of the Collateral Agent in accordance with the requirements of Section 10.03 of the Guarantee and Security Agreement), so long as at the time thereof the aggregate amount of Indebtedness permitted under clauses (a), (b) and (g) of Section 6.01, does not exceed the lesser of (i) the Borrowing Base and (ii) the amount required to comply with the provisions of Section 6.07(b); and

(f) Permitted Liens.

SECTION 6.03. Fundamental Changes.  The Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries) to enter into any transaction of merger, consolidation or amalgamation or to liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  The Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries) to acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document.  The Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries) to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (x) assets sold or disposed of in the ordinary course of business (including to make expenditures of cash and dispositions of investments in connection with exits and work-outs (including assets abandoned for no consideration if the Borrower determines such assets have no value) in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries) and (y) subject to the provisions of clause (d) below, Portfolio Investments (to the extent not otherwise included in clause (x) of this Section).

Notwithstanding the foregoing provisions of this Section:

(a) any Subsidiary Guarantor of the Borrower may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor; provided that (i) at the time thereof and after giving effect thereto, no Default shall have occurred or be continuing, (ii) if any such transaction shall be between a Subsidiary Guarantor and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving corporation and (iii) if any such transaction shall be between the Borrower and a Subsidiary Guarantor, the Borrower shall be the continuing or surviving corporation;

(b) any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower;

(c) the capital stock of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower;

(d) the Obligors may sell, transfer or otherwise dispose of Portfolio Investments to a Financing Subsidiary so long as (i) after giving effect to such release (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans or Other Covered Indebtedness) the Covered Debt Amount does not exceed the Borrowing Base and the Borrower delivers a certificate of a Financial Officer to such effect to the Administrative Agent and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such release is not diminished as a result of such release or (y) the Borrowing Base immediately after giving effect to such release is at least 110% of the Covered Debt Amount;

(e) the Borrower or any Subsidiary may merge or consolidate with any other Person so long as at the time thereof and after giving effect thereto, no Default shall have occurred or be continuing and provided that (i) if any such transaction shall be between the Borrower and another Person, the Borrower shall be the continuing or surviving corporation, (ii) if any such transaction shall be between a wholly-owned Subsidiary Guarantor and another Person (other than the Borrower), a wholly owned Subsidiary Guarantor shall be the continuing or surviving corporation and (iii) if any such transaction shall be between a Subsidiary Guarantor and another Person (other than the Borrower or a wholly-owned Subsidiary Guarantor), a Subsidiary Guarantor shall be the continuing or surviving corporation; and

(f) the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $25,000,000 in any fiscal year.

SECTION 6.04. Investments.  The Borrower will not, nor will it permit any of its Subsidiaries to, acquire, make or enter into, or hold, any Investments except:

(a) operating deposit accounts with banks;

(b) Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors;

(c) Hedging Agreements entered into in the ordinary course of the Borrower’s and its Subsidiaries’ financial planning and not for speculative purposes;

(d) Portfolio Investments by the Borrower and its Subsidiaries, provided that, (i) such Portfolio Investments are permitted under the Borrower’s Investment Policies and (ii) such Portfolio Investments are permitted under the provisions of the Investment Company Act;

(e) Investments in Financing Subsidiaries; and

(f) additional Investments up to but not exceeding $10,000,000 in the aggregate.

For purposes of clause (f) of this Section, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment, provided that in no event shall the aggregate amount of such Investment be deemed to be less than zero; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.

SECTION 6.05. Restricted Payments.  The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may declare and pay:

(a) dividends with respect to the capital stock of the Borrower to the extent payable in additional shares of the Borrower’s common stock;

(b) dividends and distributions in either case in cash or other property (excluding for this purpose the Borrower’s common stock) in any taxable year of the Borrower in amounts not to exceed the amount that is estimated in good faith by the Borrower to be required to (i) reduce to zero for such taxable year or for the previous taxable year, its investment company taxable income (within the meaning of section 852(b)(2) of the Code), and reduce to zero the tax imposed by section 852(b)(3) of the Code, and (ii) avoid federal excise taxes for such taxable year imposed by section 4982 of the Code;

(c) dividends and distributions in each case in cash or other property (excluding for this purpose the Borrower’s common stock) in addition to the dividends and distributions permitted under the foregoing clauses (a) and (b), so long as on the date of such Restricted Payment and after giving effect thereto:

(i) no Default shall have occurred and be continuing; and

(ii) the aggregate amount of Restricted Payments made during any taxable year of the Borrower after the date hereof under this clause (c) shall not exceed (x) an amount equal to 10% of the taxable income of the Borrower for such taxable year determined under section 852(b)(2) of the Code, but without regard to subparagraphs (A), (B) or (D) thereof, minus (y) the amount, if any, by which dividends and distributions made during such taxable year pursuant to the foregoing clause (b) (whether in respect of such taxable year or the previous taxable year) based upon the Borrower’s estimate of taxable income exceeded the actual amounts specified in subclauses (i) and (ii) of such foregoing clause (b) for such taxable year.

(d) other Restricted Payments so long as (i) on the date of such Restricted Payment and after giving effect thereto (x) the Covered Debt Amount does not exceed 90% of the Borrowing Base and (y) no Default shall have occurred and be continuing and (ii) on the date of such other Restricted Payment the Borrower delivers to the Administrative Agent and each Lender a Borrowing Base Certificate as at such date demonstrating compliance with subclause (x) after giving effect to such Restricted Payment.  For purposes of preparing such Borrowing Base Certificate, (A) the fair market value of Portfolio Investments for which market quotations are readily available shall be the most recent quotation available for such Portfolio Investment and (B) the fair market value of Portfolio Investments for which market quotations are not readily available shall be the Value set forth in the Borrowing Base Certificate most recently delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(d); provided that the Borrower shall reduce the Value of any Portfolio Investment referred to in this subclause (B) to the extent necessary to take into account any events of which the Borrower has knowledge that adversely affect the value of such Portfolio Investment.

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary Guarantor.

SECTION 6.06. Certain Restrictions on Subsidiaries.  The Borrower will not permit any of its Subsidiaries (other than Financing Subsidiaries) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property.

SECTION 6.07. Certain Financial Covenants.

(a) Minimum Shareholders’ Equity.  The Borrower will not permit Shareholders’ Equity at the last day of any fiscal quarter of the Borrower to be less than the greater of (i) 40% of the total assets of the Borrower and its Subsidiaries as at the last day of such fiscal quarter (determined on a consolidated basis, without duplication, in accordance with GAAP) and (ii) $475,000,000 plus 25% of the net proceeds of the sale of Equity Interests by the Borrower and its Subsidiaries after the Effective Date.

(b) Asset Coverage Ratio.  The Borrower will not permit the Asset Coverage Ratio to be less than 2.00 to 1 at any time.

(c) Liquidity Test.  The Borrower will not permit the aggregate Value of the Portfolio Investments that can be converted to Cash in fewer than 10 Business Days without more than a 5% change in price to be less than 10% of the Covered Debt Amount for more than 30 Business Days during any period when the Adjusted Covered Debt Balance is greater than 90% of the Adjusted Borrowing Base.

SECTION 6.08. Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any material transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate, (c) Restricted Payments permitted by Section 6.05, (d) the transactions provided in the Affiliate Agreements, (e) transactions described on Schedule V, (f) any Investment that results in the creation of an Affiliate; and (g) Permitted Directing Body-Approved Affiliate Transactions.

SECTION 6.09. Lines of Business.  The Borrower will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than in accordance with its Investment Policies.

SECTION 6.10. No Further Negative Pledge.  The Borrower will not, and will not permit any of its Subsidiaries (other than Financing Subsidiaries) to, enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; and (d) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the “Secured Obligations” under and as defined in the Guarantee and Security Agreement and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Obligor to secure the Loans or any Hedging Agreement.

SECTION 6.11. Modifications of Longer-Term Documents.  Without the prior consent of the Administrative Agent (with the approval of the Required Lenders), the Borrower will not consent to any modification, supplement or waiver of:

(a) any of the provisions of any agreement, instrument or other document evidencing or relating to any Other Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness that would result in such Indebtedness not meeting the requirements of the definition of “Other Secured Longer-Term Indebtedness” and “Unsecured Longer-Term Indebtedness”, as applicable, set forth in Section 1.01 of this Agreement, unless (i) in the case of Other Secured Longer-Term Indebtedness, such Indebtedness would have been permitted to be incurred as Secured Shorter-Term Indebtedness at the time of such modification, supplement or waiver and the Borrower so designates such Indebtedness as “Secured Shorter-Term Indebtedness” (whereupon such Indebtedness shall be deemed to constitute “Secured Shorter-Term Indebtedness” for all purposes of this Agreement) and (ii) in the case of Unsecured Longer-Term Indebtedness, such Indebtedness would have been permitted to be incurred as Unsecured Shorter-Term Indebtedness at the time of such modification, supplement or waiver and the Borrower so designates such Indebtedness as “Unsecured Shorter-Term Indebtedness” (whereupon such Indebtedness shall be deemed to constitute “Unsecured Shorter-Term Indebtedness” for all purposes of this Agreement) or

(b) any of the Affiliate Agreements (other than in connection with any Permitted Directing Body-Approved Affiliate Transaction), unless such modification, supplement or waiver is not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.12. Payments of Other Longer-Term Indebtedness.  The Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries) to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Other Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness (other than the refinancing of Other Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness with Indebtedness permitted under Section 6.01), except for (a) regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness, (b) payments and prepayments of Other Secured Longer-Term Indebtedness required to comply with requirements of Section 2.08(b), or (c) payments and prepayments of Other Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness with the proceeds of any public offer and sale of equity interests of the Borrower.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur and be continuing:

(a) subject as provided in clause (e) hereof, the Borrower shall (i) fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.03 (with respect to the Borrower’s existence) or Section 5.08(a) or in Article VI or any Obligor shall default in the performance of any of its obligations contained in Section 7 of the Guarantee and Security Agreement or (ii) Sections 5.01(e) and (f) or 5.02 and such failure shall continue unremedied for a period of five or more days after notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower;

(e) a Borrowing Base Deficiency shall occur and continue unremedied for a period of five or more Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency pursuant to Section 5.01(e); provided that it shall not be an Event of Default hereunder if the Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period;

(f) the Borrower or any Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d) or (e) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(g) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(h) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(m) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n) a Change in Control shall occur;

(o) Solar Capital Partners, LLC shall cease to be the investment advisor for the Borrower;

(p) the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents); or

(q) except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by the Borrower;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01. Appointment and Authority.  Each Lender hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article (other than the first sentence of Section 8.06) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Obligor shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02. Administrative Agent Individually.  (a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as a financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefore to the Lenders.

(b)           Each Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Article VIII as “Activities”) and may engage in the Activities with or on behalf of one or more of the Obligors or their respective Affiliates.  Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Obligors and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Obligor or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Obligors or their Affiliates.  Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Obligors or their Affiliates (including information concerning the ability of the Obligors to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group.  None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Obligor or any Affiliate of any Obligor) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.

(b) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Obligors and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents).  Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender.  None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Obligors or their Affiliates (including information concerning the ability of the Obligors to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Obligors or their Affiliates) or for its own account.

SECTION 8.03. Duties of Administrative Agent; Exculpatory Provisions.  (a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 or Article VIII), or the Required Drag-Along Lenders or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default and such event or events.

(c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 8.04. Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any other Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub agent and its and the Administrative Agent’s respective Related Parties of the Administrative Agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.03 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.06. Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, not to be unreasonably withheld (or, if an Event of Default has occurred and is continuing, in consultation with the Borrower), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation which effective date shall be no earlier than three Business Days after the date of such notice.  Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.07. Non-Reliance by Administrative Agent and Lenders.  (a) Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower and each other Obligor;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01. Notices; Electronic Communications.

(a) Notices Generally.  (i) All notices, demands, requests, consents, and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(A) if to the Borrower, to it at 500 Park Avenue, Fifth Floor, New York, NY 10022, attention of Nicholas Radesca, (telecopy no. 212-993-1698; telephone no. 212-993-1668; email nicholas.radesca@magnetar.com);

(B) if to the Administrative Agent, to ING Capital LLC, 1325 Avenue of the Americas, New York, NY 10019, attention of Mark LaGreca (telecopy no. 646-424-8223, telephone no. 646-815-3862, email mark.lagreca@americas.ing.com), with a copy to ING Capital LLC, 1325 Avenue of the Americas, New York, NY 10019, Attention of Patrick Frisch (telecopy no. 646-424-6919, telephone no. 646-424-6912, email patrick.frisch@americas.ing.com), with a copy  (that shall not constitute notice) to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019, Attention of Terry Schimek (telecopy no. 212-492-0005, telephone no. 212-373-3005, email tschimek@paulweiss.com); and

(C) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(ii) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Article II to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article VIII shall not be effective until received by the Administrative Agent.

(iii) Notwithstanding clauses (i) and (ii) (unless the Administrative Agent requests that the provisions of clause (i) and (ii) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Obligors shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to Mark LaGreca at mark.lagreca@americas.ing.com, with a copy to Patrick Frisch at Patrick.frisch@americas.ing.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower.  Nothing in this clause (iii) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Obligor in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(b) Posting of Electronic Communications.  (i) Each of the Lenders and each Obligor agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(ii) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Obligor acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Obligor hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(iii) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(iv) Each of the Lenders and each Obligor agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 9.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Amendments to Revolving Credit Facility.  It is the intention of the parties that, subject to certain conditions as set forth below, amendments to the Revolving Credit Facility be reflected mutatis mutandis through conforming amendments to this Agreement.  Therefore, in the event the Revolving Lenders approve (or seek to approve) any amendment, waiver or consent in respect of the Revolving Credit Facility for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any of the terms thereof, or changing in any manner the rights of any parties thereunder (a “Revolving Amendment”), then at the earlier of (x) at least 3 Business Days prior to the effective date thereof and (y) the date on which the Revolving Credit Agent posts notice of such amendment for the benefit of the Revolving Lenders, Borrower shall provide written notice to the Administrative Agent of such Revolving Amendment, including the text thereof (at the same time as such text is made available to the Revolving Lenders) together with an explanation in reasonable detail of the purpose and effect thereof and a calculation of the Revolving Lender approvals for such Revolving Amendment in sufficient detail to determine whether the conditions set forth below have been met (such calculation to be promptly provided following the vote of the Revolving Lenders in the case of a notice provided under clause (y) above), along with any other documentation that has been provided to the Revolving Credit Agent in connection with the Revolving Amendment.  Upon receipt of such notice, the Administrative Agent and the Borrower shall promptly enter into an amendment, waiver or consent to the same or any comparable provision of this Agreement (the “Conforming Amendment”) to conform such provisions in a manner reasonably determined by the Administrative Agent to meet the goal set forth in the first sentence of this Section 9.02(b), provided that the requirement that the Administrative Agent enter into any such Conforming Amendment is subject to the following conditions (except to the extent such conditions are waived in accordance with Section 9.02(c)):

(i) such Revolving Amendment is approved by the Required Drag-Along Lenders; provided that the written consent of the Lenders and/or the Revolving Lenders holding not less than two-thirds of the sum of (x) the sum of the total Revolving Credit Exposure and unused Revolving Commitments at such time and (y) the sum of the total outstanding Loans at such time will be required (A) for any adverse change affecting the provisions of this Agreement relating to the Borrowing Base (including the definitions used therein), or the provisions of Section 5.12(b)(ii), and (B) for any release of any material portion of the Collateral other than for fair value or as otherwise permitted hereunder or under the other Loan Documents;

(ii) any provision of any such Conforming Amendment that, but for this proviso, would have the effect of waiving, amending or modifying any term or provision of this Agreement for which the consent of each affected Lender or all Lenders or any Agent is required pursuant to Section 9.02(c) shall not become effective without the consent of such affected Lenders or Agents, as applicable;

(iii) no provision shall be required to be included in any Conforming Amendment without the consent of the Required Lenders if the related Revolving Amendment does not affect the Revolving Lenders in a like or similar manner as such Conforming Amendment would affect the rights of the Lenders; and

(iv) any fees and expenses associated with such Revolving Amendment, waiver or consent, including but not limited to amendment fees, shall be provided on an equal and equivalent basis to the Lenders, provided that if any such fees under the Revolving Amendment are payable only to consenting Revolving Lenders, such fees shall be payable to Lenders under this agreement only to the extent such Lenders have approved the amendment (for clarity, each Lender shall be given an opportunity to approve the amendment).

For clarity, except as otherwise set forth above, this Section 9.02(b) is applicable to all amendments, waivers or consents in respect of the Revolving Credit Facility, including amendments that beneficially affect the rights of the Revolving Lenders (including increases to interest rates and other fees payable).

(c) Amendments to this Agreement.  Except as set forth in Section 9.02(b) above, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments, or making of disbursements, required thereby without the written consent of each Lender affected thereby, or

(v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender affected thereby;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(d) Amendments to Security Documents.  No Security Document nor any provision thereof may be waived, amended or modified, nor may the Liens thereof be spread to secure any additional obligations (excluding any increase pursuant to  Commitment Increase (as defined in the Revolving Credit Facility) under Section 2.08(e) of the Revolving Credit Facility to an amount not greater than $600,000,000) other than pursuant to the terms of the Security Agreement; provided, that (i) the Borrower shall provide written notice of such waiver, amendment or modification to the Lenders at least 10 Business Days prior to its effective date; (ii) the Lenders shall receive their pro rata share of any fees associated with such waiver, amendment or modification, (iii) any such amendment, waiver or modification that affects the rights of the Lenders and does not affect the Revolving Lenders in a like or similar manner shall not be effective against the Lenders without the consent of the Required Lenders; (iv) without the written consent of each Lender, no such agreement shall release all or substantially all of the Obligors from their respective obligations under the Security Documents and (v) without the written consent of each Lender, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder) with respect to all or substantially all of the collateral security provided thereby, or release all or substantially all of the guarantors under the Guarantee and Security Agreement from their guarantee obligations thereunder, except that no consent shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement, to release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders (or, if applicable, the Required Drag-Along Lenders) have consented.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent, and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iv) and all documented costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Taxes or Other Taxes which shall only be indemnified by the Borrower to the extent provided in Section 2.14), including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the willful misconduct or gross negligence of such Indemnitee or (ii) a claim brought by the Borrower or any Obligor against such Indemnitee for breach in bad faith of such Indemnitee’s obligations under this Agreement or the other Loan Documents, if the Borrower or such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of the Transactions asserted by an Indemnitee against the Borrower or any other Obligor, provided that the foregoing limitation shall not be deemed to impair or affect the Obligations of the Borrower under the preceding provisions of this subsection.

(c) Reimbursement by Lenders.  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent.

(d) Waiver of Consequential Damages, Etc.  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) Payments.  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally.  Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its Loans under this Agreement with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent.

(ii) Certain Conditions to Assignments.  Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S. $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment of any Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A hereto, together with a processing and recordation fee of U.S. $3,500 (which fee shall not be payable in connection with an assignment to a Lender or to an Affiliate of a Lender or an Approved Fund), for which the Borrower and the Subsidiary Guarantors shall not be obligated; and

(D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Effectiveness of Assignments.  Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) Maintenance of Registers by Administrative Agent.  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Registers” and each individually, a “Register”).  The entries in the Registers shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Registers shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance of Assignments by Administrative Agent.  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Participations.  Any Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) the consent of the Borrower shall not be required if such Participant does not have the right to receive any non-public information that may be provided pursuant to this Agreement (and the Lender selling such participation agrees with the Borrower at the time of the sale of such participation that it will not deliver such non-public information to the Participant), (ii) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (g) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (f) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(d) as though it were a Lender hereunder.

(f) Limitations on Rights of Participants.  A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the sale of the participation to such Participant is made with the Borrower’s prior written consent and such Participant agrees, for the benefit of the Borrower, to comply with paragraphs (e) and (f) of Section 2.14 as though it were a Lender and in the case of a Participant claiming exemption for portfolio interest under Section 871(h) or 881(c) of the Code, the applicable Lender shall provide the Borrower with satisfactory evidence that the participation is in registered form and shall permit the Borrower to review such register as reasonably needed for the Borrower to comply with its obligations under applicable laws and regulations.

(g) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) No Assignments to the Borrower or Affiliates.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 9.05. Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction.  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue.  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information.  The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Loans, the termination of the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations under this Agreement or payments hereunder, (iii) any rating agency or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (i) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Agreement customarily found in such publications, (j) to a Person that is an investor or prospective investor in a Securitization (as defined below) that agrees that its access to information regarding the Borrower and the Loans is solely for purposes of evaluating an investment in such Securitization, (k) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization, or (l) to a nationally recognized rating agency that requires access to information regarding the Loan Parties, the Loans and Loan Documents in connection with ratings issued with respect to a Securitization.  For purposes of this Section, “Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Loan Documents.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized signatories as of the day and year first above written.

SOLAR CAPITAL LTD.

By:	/s/ Bruce Spohler
Name: Bruce Spohler
Title: Chief Operating Officer

LENDERS:

ING CAPITAL LLC, as Administrative Agent and as Initial Lender,

By:	/s/ Patrick Frisch
Name: Patrick Frisch
Title: Managing Director